Exhibit 10.1

April 6, 2012

James B. Jenkins

365 Canal Street

Suite 2900

New Orleans, LA 70130

Westway Group, Inc. (the “Company”) is pleased to offer you this Retention Agreement (the “Agreement”), upon the terms and conditions set forth herein. The terms of this Agreement are confidential and may not be disclosed by you to any person (other than your spouse and legal and tax advisors, provided that each such person promises to treat the terms and existence of this Agreement as confidential). Capitalized terms not defined herein shall be defined as set forth in Exhibit A to this Agreement. In the event that a Change in Control has not occurred within 6 months after the date of this Agreement, your right to receive the Retention Bonus (as defined below) shall terminate.

Provided that you remain continuously employed by the Company from the date of this Agreement through and including the date that is six months following the date of a Change in Control, you will be paid a retention bonus in the amount of $1,149,000 (the “Retention Bonus”), with such payment to be made in a lump sum on the first payroll date following the end of such six-month period. You will also be paid the Retention Bonus if, following the occurrence of a Change in Control but prior to the six month anniversary thereof, your employment with the Company (w) is terminated by the Company without Cause, (x) is terminated by the Company due to your Disability, (y) is terminated by you for Good Reason or (z) is terminated due to your death, in each case, with the Retention Bonus being paid on the first payroll date following the occurrence of such termination of employment. In the event that your employment with the Company terminates under any other circumstances prior to the six month anniversary of a Change in Control, the Retention Bonus will be forfeited and you will not be entitled to any payment thereof.

In consideration for the Company’s executing this Agreement, you hereby waive, effective as of the date first set forth above, all claims to severance benefits from the Company in connection with your termination of employment, including, without limitation, all such payments and benefits to which you would otherwise become entitled under the Company’s Severance Pay Plan, except as expressly provided in the immediately preceding paragraph. Notwithstanding the foregoing sentence, if, and only if, a Change in Control does not occur within 6 months after the date of this Agreement, this waiver shall terminate and have no further effect.

In the event that any payments or benefits owed to you under this Agreement or otherwise (when combined with any other payments or benefits owed to you) would subject you to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), as determined by the Company, then the payments and benefits owed to you shall be reduced by the minimum amount necessary to eliminate the application of such excise tax. Any such reduction in payments and benefits shall be applied first against any scheduled cash payments (reduced in the order of latest scheduled payments to earliest scheduled payments); second against any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value, with the highest value reduced first; third against any equity or equity derivatives included under Section 280G of the Code at an accelerated value (and not at full value), with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and fourth against any other non-cash benefits (reduced in the order of the latest scheduled benefit to the earliest scheduled benefit).

This Agreement is intended to comply with Code Section 409A (to the extent applicable) and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company. Notwithstanding anything herein to the contrary, if any payments due under this Agreement would subject you to any tax imposed under Code Section 409A if such payments were made at the time provided herein due to your being a “specified employee” (as such term is defined in Code Section 409A(a)(2)(B)(i)) of a publicly traded company on the date on which your employment with the Company terminates for any reason, then the payment that would otherwise cause such taxation shall be payable in a single lump sum on the first day which is at least six months after the date of your “separation from service” as defined in Code Section 409A (or on the date of your death, if earlier).

The Company or its successor shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company or its successor is required to withhold pursuant to applicable law.

This Agreement between you and the Company constitutes the entire agreement between the parties with respect to the subject matter described in this Agreement and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties with respect to such subject matter (provided that, if a Change in Control does not occur within six months following the date of this Agreement, the waiver set forth in the third paragraph hereof shall cease to be effective and you shall once again be entitled to receipt of severance benefits from the Company upon your termination of employment on the terms and conditions in effect immediately prior to the date of this Agreement, including any such severance benefits to which you may be entitled under the Company’s Severance Pay Plan). This Agreement may not be modified, amended, altered or rescinded in any manner, except by written instrument signed by both of the parties hereto.

The Company shall require any successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

This Agreement shall be governed, interpreted and construed in accordance with the internal laws of the State of Delaware without giving effect to its rules governing conflicts of laws.

EACH OF THE PARTIES HERETO HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, OR RELATING TO, THE ENFORCEMENT OF THIS AGREEMENT.

This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

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If the foregoing is acceptable to you, kindly acknowledge and accept by executing this Agreement where indicated below and return it to the Company as soon as practicable.

Very truly yours,

WESTWAY GROUP, INC.

/s/ Francis P. Jenkins, Jr.
By: Francis P. Jenkins, Jr. Its: Chairman

ACKNOWLEDGED AND ACCEPTED:

/s/ James B. Jenkins
James B. Jenkins

Date:	April 6, 2012

Exhibit A

Defined Terms

“Board” means the Board of Directors of the Company.

“Cause” means the commission of acts of gross negligence, gross misconduct, fraud, theft, or misappropriation against the Company, breach of fiduciary duty, failure to follow the lawful directions of the Board or the conviction of a felony under the law.

“Change in Control” means the first to occur after the date hereof of: (i) any person or “group” (as defined in Section 13(d)(3) of the Exchange Act), other than ED&F Man Holdings Limited and its subsidiaries, acquiring (whether by stock purchase, asset purchase, merger or otherwise) fifty percent (50%) or more of the voting power of the Company’s then outstanding voting shares, or (ii) the individuals who, as of July 1, 2010, are members of the Board (the “Incumbent Board”), cease for any reason to constitute more than fifty percent of the Board; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or (iii) approval by shareholders of the Company of a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Disability” means your inability to perform the essential duties and responsibilities of your job with reasonable accommodation, for a continuous period of 90 days or more, or for 120 days or more in a 12 month period, due to a physical or mental condition, as determined by the Committee in good faith.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Good Reason” means your resignation from employment on or after any of the following events (to the extent not cured): (1) a reduction in base salary or benefits; (2) any requirement that your services be rendered primarily at a location or locations other than the Company’s corporate offices in New Orleans, Louisiana; (3) a material diminution by the Company of your roles and responsibilities as Chief Executive Officer of the Company; or (4) any material breach of this Agreement or the spirit of this Agreement by the Company. In order to make a claim of termination for Good Reason, you must provide written notice to the Company of the existence of the conditions giving rise to such a situation including evidential matter supporting your allegation. The Company shall have 30 business days following receipt of such notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition giving rise to Good Reason during the Cure Period (to the extent applicable), you must deliver notice to the Company that the condition has not been remedied and that you are terminating your employment for Good Reason.

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